UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Tandy Brands Accessories, Inc.

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TANDY BRANDS ACCESSORIES, INC.
3631 West Davis Street, Suite A
Dallas, Texas 75211

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 26, 2010

We are pleased to present you with this proxy statement in connection with this year’s annual stockholders’ meeting. We hope you will come to our annual meeting on Tuesday, October 26, 2010.

At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on Tandy Brands’ progress over the past year, as well as an overview of our plans for the upcoming year and beyond. As always, we will conclude the meeting by entertaining your questions and comments.

YOU MAY VOTE BY TELEPHONE, BY INTERNET OR BY MAIL.  THE ENCLOSED PROXY CARD CONTAINS INSTRUCTIONS FOR VOTING BY TELEPHONE OR BY INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. WE ENCOURAGE YOU TO RETURN YOUR COMPLETED PROXY CARD, OR VOTE BY TELEPHONE OR BY INTERNET, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY AT THE MEETING.

We look forward to seeing you at this year’s meeting.

Sincerely,

N. RODERICK MCGEACHY, III
Chairman of the Board,
President and Chief Executive Officer

TANDY BRANDS ACCESSORIES, INC.
3631 West Davis Street, Suite A
Dallas, Texas 75211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 26, 2010

Dear Stockholder:

We will hold this year’s annual meeting of stockholders on October 26, 2010, at 10:00 a.m., Central Time, at our corporate headquarters, 3631 West Davis Street, Suite A, Dallas, Texas 75211 for the following purposes:

1.	To elect the eight directors named in the accompanying proxy statement.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2011.

3.	To act on such other business that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 10, 2010 are entitled to notice of and to vote, in person or by proxy, at the meeting. A list of these stockholders will be kept at our corporate offices in Dallas, Texas for a period of ten days prior to the meeting.

We hope you will find it convenient to attend the annual meeting in person. For directions to the meeting, please contact our corporate offices between 7:30 a.m. and 5:30 p.m., Central Time, at (214) 519-5200. Whether or not you plan to attend, please vote as promptly as possible. You may vote by telephone, by Internet, by mail or in person at the meeting. If you choose to vote by mail, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure your vote is represented. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the vote is taken and vote your shares personally at the meeting.

By Order of the Board of Directors,

W. MIKE BAGGETT
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 26, 2010:
This Notice of Annual Meeting, Proxy Statement and the accompanying Annual Report to Stockholders are available on our website at http://proxy.tandybrands.com.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.
THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY
OR VOTE BY TELEPHONE OR BY INTERNET.

Dallas, Texas
Dated: September 16, 2010

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

Date, Time and Location of Annual Meeting

The annual meeting will be held on October 26, 2010, at 10:00 a.m., Central Time, at our corporate headquarters, 3631 West Davis Street, Suite A, Dallas, Texas 75211.

Record Date, Purposes of Proxy Statement and Number of Votes

We began mailing this proxy statement and the enclosed proxy card to our stockholders on September 16, 2010. The record date for the 2010 annual meeting of stockholders is September 10, 2010. Only stockholders of record on the close of business on September 10, 2010 are entitled to vote at the meeting. The purposes of this proxy statement are to:

•	let our stockholders know when and where we will hold our annual stockholders’ meeting;

•	provide detailed information about the eight directors we have nominated for re-election to our Board of Directors;

•	provide detailed information regarding the proposals described in this proxy statement; and

•	provide updated information about our Company that you should consider in order to make an informed voting decision.

At the close of business on the record date, there were 6,971,618 shares of our common stock issued, outstanding and entitled to vote and approximately 528 holders of record. Holders of our common stock are entitled to one vote per share.

Agenda and Quorum

First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be “present” at the meeting if the stockholder is present in person or represented by proxy at the meeting. According to our bylaws, holders of at least a majority of our outstanding shares must be present in person or by proxy at the meeting to achieve a quorum and conduct business. If holders of fewer than a majority of our outstanding shares are present at the meeting, we will adjourn the meeting to a later date. The new meeting date will be announced at the meeting.

If enough stockholders are present at the meeting to conduct business, we will:

•	Vote on the proposal to re-elect each of James F. Gaertner, Ph.D., C.P.A., Roger R. Hemminghaus, George C. Lake, N. Roderick McGeachy, III, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings, and William D. Summitt to our Board of Directors. This proposal has been unanimously approved by our Board of Directors. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the re-election of each of Dr. Gaertner, Mr. Hemminghaus, Mr. Lake, Mr. McGeachy, Ms. Nicholas, Mr. Rosier, Mr. Stallings, and Mr. Summitt.

•	Vote on the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2011. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the ratification of the appointment of Ernst & Young LLP.

After a vote has been taken on the proposals at the meeting, we will discuss and take action on any other matter properly brought before the meeting. Also, some of our executive officers will report on our recent financial results, our current operations and our plans for the future. We will conclude the meeting by entertaining your questions and comments.

Voting Procedures

In addition to voting in person at the meeting, you may vote by telephone, by Internet or by mail. The enclosed proxy card contains instructions for voting by telephone or by Internet. In the alternative, you may mark your selections on the enclosed proxy card, date and sign the card, and return the card in the enclosed postage-paid envelope. The proxies appointed by you described in this proxy statement will then vote your shares at the meeting as you direct. We encourage you to return your completed proxy card, or vote by telephone or by Internet, even if you plan to attend the meeting in person. If your shares are held in a brokerage account, you may receive different voting instructions from your broker.

If you vote by signing and returning the enclosed proxy card or otherwise in accordance with the instructions on the proxy card, you are appointing W. Mike Baggett, our Secretary, and M.C. Mackey, our Executive Vice President and Chief Financial Officer, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have instructed them to vote. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Baggett and Mr. Mackey will be authorized to use their discretion in voting on such issues on your behalf.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting, and which have not been revoked, will be voted at the meeting in accordance with the instructions indicated in the proxies. If no instructions are given on the proxy cards, the proxy cards will be voted FOR the election of each of the nominees for director named in this proxy statement and FOR ratification of the appointment of Ernst & Young LLP as our independent auditor.

If you received more than one proxy statement from our Company, your shares are probably registered in names that are not identical or are held in more than one account. Please vote each proxy you receive.

We will appoint one or more inspectors of election for the meeting who will determine if a quorum exists and count the votes cast.

Required Vote to Approve the Proposals

Election of Directors.  If no more than eight nominees are properly presented to the stockholders to be elected to our Board of Directors, each nominee for director must receive the affirmative vote of a majority of the shares that are present at the meeting, either in person or represented by proxy, and entitled to vote for the election of directors. If more than eight nominees are properly presented to the stockholders at the meeting, the nominees receiving the eight highest numbers of affirmative votes of the shares that are present in person or represented by proxy at the meeting and entitled to vote for the election of directors (i.e., a plurality of the votes cast) will be elected to our Board of Directors.

Ratification of Appointment of Ernst & Young LLP.  To be approved by our stockholders, the proposal to ratify the appointment of our independent auditor must receive the affirmative vote of a majority of the shares that are present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Abstentions and Broker Non-Votes

Abstentions, withheld votes and broker non-votes are counted as present and entitled to vote for purposes of determining if a quorum exists. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

For proposals that require the affirmative vote of a majority of the shares that are present in person or represented by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as votes against the proposal because they are treated as present and entitled to vote for purposes of determining the pool of votable shares, but do not contribute to the affirmative votes required to approve the proposal. Broker non-votes, if applicable, are not entitled to vote and, therefore, are excluded from the pool of votable shares. They will have the effect of neither a vote for nor a vote against the proposal, and will have no effect on the outcome of the vote.

Where a plurality vote is required, neither abstentions nor broker non-votes count for or against the proposal and therefore have no effect on the outcome of the vote.

If your shares are held in the name of a bank, broker or other holder of record, the Securities and Exchange Commission (the “SEC”) has approved a rule that changes the manner in which your vote in the election of directors will be handled beginning with the upcoming annual meeting. In the past, if you did not instruct the holder of record how to vote your shares before the annual meeting, your broker could vote on your behalf on the election of directors and other matters considered to be routine under applicable rules. Effective on January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction form. For your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

Changing Your Vote

You can change your vote on a proposal at any time before it is voted at the meeting for any reason by revoking your proxy. Proxies may be revoked by:

•	filing a written notice of revocation, which includes a later date than the proxy date, with our Assistant Secretary at or before the meeting;

•	submitting a new written proxy relating to the same shares bearing a later date than the proxy card you previously submitted prior to or at the meeting;

•	voting again by telephone or by Internet before 1:00 a.m., Central Time, on October 26, 2010; or

•	attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of your proxy.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of revocation should be sent to Tandy Brands Accessories, Inc., 3631 West Davis Street, Suite A, Dallas, Texas 75211, Attention: Assistant Secretary.

Multiple Stockholders Sharing the Same Address

In some cases, only one copy of our 2010 Annual Report to Stockholders and this proxy statement are being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will gladly deliver a separate copy of our 2010 Annual Report and this proxy statement to stockholders sharing an address upon written or oral request. If, on the other hand, you have received multiple copies of our 2010 Annual Report to Stockholders and this proxy statement and wish to receive a single copy in the future, we will gladly deliver one copy of our Annual Report and proxy statement upon written or oral request. Written requests should be sent to Tandy Brands Accessories, Inc., 3631 West Davis Street, Suite A, Dallas, Texas 75211, Attention: Assistant Secretary. Oral requests should be made by calling our corporate offices at (214) 519-5200.

Costs of Proxy Solicitation

The accompanying proxy is being solicited on behalf of our Board of Directors and our Company will pay for the cost of such solicitation. Our directors and executive officers may solicit proxies on our behalf. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by email, by facsimile, by telegram, through press releases issued by our Company or through postings on our website. We will make arrangements with custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of our common stock.

Stockholder Proposals for the 2011 Annual Meeting of Stockholders

Stockholder proposals for consideration at next year’s annual meeting of stockholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our certificate of incorporation. To be timely under Rule 14a-8, we must receive stockholder proposals no later than May 19, 2011, in order to be included in next year’s proxy statement. Written notice of stockholder proposals not intended to be included in the proxy statement will be considered timely if we receive them no later than August 2, 2011.

Notwithstanding the foregoing, if a stockholder wishes to nominate anyone for election to our Board of Directors, our certificate of incorporation requires that the stockholder submit notice of the nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we give notice of the date of such meeting. The stockholder’s notice must contain the name of the nominee for director, the nominee’s business and residence addresses, the nominee’s principal occupation, the name and address of the nominee’s employer or business if self-employed, and the number of shares of our common stock beneficially owned by the nominee, if any, and by the nominating stockholder.

All proposals and nominations submitted by stockholders must comply with our governing documents, all applicable laws and the rules of The NASDAQ Stock Market (“NASDAQ”). The chair of the meeting may refuse to allow the transaction of any business not proposed in compliance with the foregoing procedures. You may submit your proposal or nomination in writing to Tandy Brands Accessories, Inc., 3631 West Davis Street, Suite A, Dallas, Texas 75211, Attention: Assistant Secretary.

According to our bylaws, any proposal properly presented at the meeting by a stockholder will require the affirmative vote of a majority of the shares present at the meeting, whether in person or represented by proxy, and entitled to vote on the matter, unless otherwise provided by law, our certificate of incorporation or an agreement to which we are a party. If a stockholder properly presents a matter at the meeting requiring a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 is enclosed with this proxy statement. If you would like to receive a copy of the exhibits to our Form 10-K, we will provide copies of the exhibits upon request, but we may charge a reasonable fee for providing such exhibits. You may obtain the exhibits by mailing a written request to Tandy Brands Accessories, Inc., 3631 West Davis Street, Suite A, Dallas, Texas 75211, Attention: Chief Financial Officer. Our Form 10-K, including exhibits, is also available free of charge on the SEC’s website at www.sec.gov.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of directors. At the 2007 annual meeting, our stockholders approved an amendment to our certificate of incorporation to declassify our Board of Directors and provide for the annual election of directors as the term of each director previously elected to serve a three-year term expires. Accordingly, beginning with the 2008 annual meeting, our directors are now elected for one-year terms at each annual meeting of stockholders. Directors elected or appointed to office prior to the filing of the amendment to our certificate of incorporation continued to serve the remainder of their terms, with the last class’ term expiring at the 2010 annual meeting. As a result, the terms of each of James F. Gaertner, Ph.D., C.P.A., Roger R. Hemminghaus, George C. Lake, N. Roderick McGeachy, III, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings, and William D. Summitt expire at this year’s annual meeting. Our bylaws authorize a Board comprised of three to nine directors. The number of directors constituting our Board is presently set at eight by resolution of our Board.

Our Board of Directors has nominated each of James F. Gaertner, Ph.D., C.P.A., Roger R. Hemminghaus, George C. Lake, N. Roderick McGeachy, III, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings, and William D. Summitt for re-election to serve until the 2011 annual meeting of stockholders and until each of their respective successors is elected and qualified.

Each of the nominees for election has agreed to stand for re-election to our Board of Directors. We are not aware of any intention of any Board nominee not to stand for re-election or any circumstances that would cause any

Board nominee not to stand for re-election. However, if unexpected events arise that cause one or more of the Board’s nominees to be unable to stand for re-election, then our Board of Directors may:

•	during the meeting, nominate another person for director;

•	determine not to fill the vacancy on the Board created by the nominee’s inability to stand for re-election; or

•	vote at the meeting to reduce the size of the Board of Directors.

Under the foregoing circumstances, if our Board of Directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

Vote Required for Election.  If no more than eight nominees are properly presented to the stockholders to be elected to our Board of Directors, each nominee for director must receive the affirmative vote of a majority of the shares that are present at the meeting, either in person or represented by proxy, and entitled to vote for the election of directors. If more than eight nominees are properly presented to the stockholders at the meeting, the nominees receiving the eight highest numbers of affirmative votes of the shares that are present in person or represented by proxy at the meeting and entitled to vote for the election of directors will be elected to our Board of Directors.

Under a policy adopted by our Board of Directors, if a nominee fails to receive the requisite majority vote in an uncontested election, he or she will not assume a position on the Board (in the case of a new nominee) or will be required to submit his or her resignation (in the case of an incumbent nominee). Any tendered resignation will be evaluated by the remaining independent directors. In considering whether to accept or reject such resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote.

Recommendation of the Board of Directors.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF JAMES F. GAERTNER, PH.D., C.P.A., ROGER R. HEMMINGHAUS, GEORGE C. LAKE, N. RODERICK MCGEACHY, III, COLOMBE M. NICHOLAS, W. GRADY ROSIER, GENE STALLINGS, AND WILLIAM D. SUMMITT. To vote for these nominees, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, or vote by telephone or by Internet as instructed on the proxy card, to ensure your vote is represented.

Biographical and Other Information Regarding Our Nominees for Re-Election to Our Board of Directors

James F. Gaertner, Ph.D., C.P.A., age 67, has been a director since November 1990 and served as Chairman of the Board from October 1998 until February 2008. Dr. Gaertner is the President Emeritus of Sam Houston State University in Huntsville, Texas. Prior to his recent retirement, Dr. Gaertner served as President of Sam Houston State from August 2001 through August 2010. Dr. Gaertner served as Dean of the College of Business at The University of Texas at San Antonio (“UTSA”) from September 1, 1987 until June 30, 2000. Before his appointment as Dean, Dr. Gaertner served for four years as a professor and Director of the Division of Accounting and Information Systems at UTSA. Dr. Gaertner served as an associate professor at the University of Notre Dame from September 1976 until August 1983. During that period, Dr. Gaertner served as director of Notre Dame’s London master of business program in London, England. From 1968 to 1973, Dr. Gaertner served as a director and Chief Financial Officer of Tex Tan Welhausen Co., and later served as the Controller for Tex Tan Welhausen, a division of Tandy Corporation. Prior to his employment at Tex Tan Welhausen, he was employed as a member of the audit staff of KPMG Peat Marwick in Houston, Texas. Dr. Gaertner currently serves on the Board of Trustees of U.S. Global Investors, Inc., a registered investment adviser and management firm in San Antonio, Texas, where he is the Chairman of the Audit Committee. Dr. Gaertner is a certified public accountant who earned his bachelor of business administration and master of business administration degrees from Sam Houston State University and his doctorate from Texas A&M University.

Having served on our Board for almost twenty years, Dr. Gaertner provides our Board with insight into the Company’s history and important issues the Company faces. In addition, as a certified public accountant and through, among other things, his prior experience as a college professor and Chief Financial Officer of Tex Tan Welhausen, Dr. Gaertner brings strong accounting and financial skills to the Board. Dr. Gaertner also provides leadership and governance experience through his service on the Board of U.S. Global Investors and as Chairman of U.S. Global Investors’ Audit Committee.

Roger R. Hemminghaus, age 74, has been a director since June 2000. From 1996 to 1999, Mr. Hemminghaus served as Chief Executive Officer of Ultramar Diamond Shamrock Corp., and from 1996 to 2000, he served as the Chairman of the Board. From 1987 to 1996, Mr. Hemminghaus served as the Chairman and Chief Executive Officer of Diamond Shamrock, Inc. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas and previously served on the Board of Directors of Luby’s, Inc. and Xcel Energy, Inc. He currently serves on the Board of Directors of CTS Corporation, on the National Advisory Board of the Boy Scouts of America and on the Board of Directors of the Southwest Research Institute. Mr. Hemminghaus earned a bachelor of science degree in chemical engineering from Auburn University.

We believe Mr. Hemminghaus’ background as a former Chief Executive Officer and Board Chairman brings valuable executive leadership experience to our Board. We also believe that, as a past Chairman of the Federal Reserve Bank of Dallas, his knowledge of the banking industry, economic conditions and financial issues is an invaluable resource for the Board. In addition, Mr. Hemminghaus provides leadership and governance experience through his current and prior service on the boards of various other public companies, including service on the Audit and Compensation Committees of such companies, and other organizations.

George C. Lake, age 58, has been a director since August 2004. Over the past 35 years, Mr. Lake has been involved with the development, growth, capitalization and monetization of a wide variety of assets and operating businesses, including 20 years in key financial and operating roles with The Woodlands Development Corporation, the wholly-owned subsidiary of a New York Stock Exchange company that developed The Woodlands, Texas (a 28,000 acre master planned community located north of Houston). In 1999, Mr. Lake successfully founded and grew Lake Real Estate and Investments, which focuses on directly investing in irreplaceable income producing real estate and operating assets through equity funded partnerships, as well as investment banking and advisory activities. Mr. Lake earned both a bachelor of science and a master’s degree in business administration from Miami University in Oxford, Ohio.

Through Mr. Lake’s strong business and strategic planning background, his valuable understanding of many businesses, and his leadership and management experience through several business cycles, he provides significant insight into many aspects of our business. In addition, Mr. Lake brings strong financial and capital markets experience and contacts to our Board, which we believe is important to the Board’s oversight of investments, risk management and financial discipline.

N. Roderick McGeachy, III, age 42, has been a director since December 2008, our President and Chief Executive Officer since October 2008 and has served as Chairman of the Board since May 2009. Mr. McGeachy has nearly 20 years of experience in the branded apparel and retail industries. Prior to joining our Company, Mr. McGeachy was the Vice President of Strategy & Business Development for the Jeanswear Americas coalition of VF Corporation from May 2006 to September 2008. From May 2005 to April 2006, Mr. McGeachy served as the Director, Corporate Strategy for VF Corporation and from January 1999 to April 2005, he served in senior marketing, strategy and general management roles for Russell Corporation, which was acquired by Berkshire Hathaway in 2005. Mr. McGeachy currently serves on the Board of Directors of Heely’s Inc., where he is the Chairman of the Compensation Committee. Mr. McGeachy was a Morehead-Cain Scholar at the University of North Carolina and earned an MBA from Harvard University.

As our President and Chief Executive Officer, Mr. McGeachy’s day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions. In addition, Mr. McGeachy’s extensive experience in the retail industry, new product development and innovation, marketing and brand building provides our Board with insight into important issues the Company faces. Mr. McGeachy also provides leadership and governance experience through his service on the Heely’s Board and as Chairman of Heely’s Compensation Committee.

Gene Stallings, age 75, has been a director since June 1997. Mr. Stallings is presently a rancher, an author, and a private investor. From January 1990 to December 1996, he was the head football coach of the University of Alabama. Mr. Stallings spent 17 seasons coaching in the National Football League, including serving as head coach of the St. Louis/Phoenix Cardinals from 1986 to 1989. He also served as the head football coach at Texas A&M University from 1965 to 1971. Mr. Stallings is a member of the Board of Directors of Christus St. Joseph’s Hospital in Paris, Texas, the Boys & Girls Club of Paris, Texas, and Great Southern Wood. He is also a member of the Board of Regents of the Texas A&M University System. Mr. Stallings was recently selected for induction to the College Football Hall of Fame as part of the 2010 class. Mr. Stallings earned a bachelor of science degree from Texas A&M University and holds an honorary degree from Harding University.

Mr. Stallings’ 13 year tenure on our Board has provided him with a strong understanding of our Company and its growth history, which we believe contributes a useful frame of reference in the context of Board discussions. In addition, Mr. Stallings provides leadership and governance experience through his service as a board member of various companies and civic and charitable organizations.

Colombe M. Nicholas, age 65, has been a director since October 1999. Since 2002, Ms. Nicholas has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., specializing in the fashion industry. Prior to working as a private consultant from 1999 to 2002, Ms. Nicholas served as President and Chief Executive Officer of Anne Klein Group, a women’s fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas previously served on the Board of Directors of The Mills Corporation and Oakley, Inc. Ms. Nicholas currently serves on the Business Advisory Board of the University of Cincinnati College of Law and on the Board of Directors of Herbalife Ltd. Ms. Nicholas earned a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island.

With Ms. Nicholas’ operations and consulting background, she brings extensive experience in and knowledge of the fashion industry to the Board, which we believe is an important resource with respect to our product development and innovation, marketing and brand building efforts. In addition, Ms. Nicholas provides leadership and governance experience through her current and prior service on other public company boards.

W. Grady Rosier, age 62, has been a director since February 2005 and has served as Lead Independent Director since February 2008. Mr. Rosier has over 30 years of experience in the retail and distribution industries. He currently serves as President and Chief Executive Officer of McLane Company, Inc., a position he has held since 1995. During this time, he helped guide the evolution of the company into a leading distributor within the grocery and food service industry. Mr. Rosier joined McLane Company in 1984 as President, McLane/Sunwest, and has since served in senior and executive management roles throughout the company’s value chain, including purchasing, distribution, marketing, and customer service. Formerly a subsidiary of Walmart Stores, Inc., McLane Company was acquired by Berkshire Hathaway in May 2003. Mr. Rosier previously served on the Board of Directors of Evergreen Energy. He currently serves on the Board of Directors of NVR, Inc., a publicly traded homebuilder. Mr. Rosier earned a bachelor of arts degree from the University of Florida.

As the President and Chief Executive Officer of McLane Company and with over 30 years experience in the retail and distribution industries, Mr. Rosier brings directly relatable experience to our Board and provides valuable insight with respect to purchasing, distribution, marketing and inventory management. In addition, Mr. Rosier provides leadership and governance experience as our Lead Independent Director and through his current and prior service on other public company boards.

William D. Summitt, age 39, has been a director since October 2007. In 2005, Mr. Summitt founded and subsequently has been the Managing Member of Golconda Capital Management, LLC (“GCM”), an investment management firm, which invests primarily in the stocks of publicly-traded companies. From 1998 to 2005, Mr. Summitt was a private investor. From 1997 to 1998, Mr. Summitt was a financial analyst with Electronic Data

Systems Corporation (EDS). Mr. Summitt earned a bachelor of science degree in finance from the University of Maryland. Mr. Summitt was appointed to the Board in accordance with the terms of a Settlement Agreement, dated October 29, 2007, between our Company and GCM, Golconda Capital Portfolio, LP and each of Mr. Summitt and Jedd M. Fowers (collectively the “Golconda Parties”). Pursuant to the terms of the Agreement, the Golconda Parties agreed to withdraw their nomination of Mr. Summitt and Mr. Fowers for election at the 2007 annual meeting of stockholders and we agreed to expand the size of the Board of Directors from seven to eight members and to appoint Mr. Summitt to the Board of Directors, with a term expiring at the 2010 annual meeting of stockholders.

Mr. Summitt brings financial acumen to the Board developed through his experience as the founder and managing member of Golconda Capital Management and as a private investor. We believe he also provides a unique and valuable perspective with respect to our stockholder base and stockholder issues in general.

There are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

Corporate Governance Information

Director Independence.  The Board believes the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. Our Board has determined the following directors are “independent,” as defined in NASDAQ’s current listing standards: James F. Gaertner, Ph.D., C.P.A., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings and William D. Summitt. These are all of our directors other than N. Roderick McGeachy, III, our Chairman, President and Chief Executive Officer. Mr. Rosier serves as our Lead Independent Director.

Board Leadership Structure.  Our Board has determined the combined role of Chairman of the Board and Chief Executive Officer, together with a Lead Independent Director, is the most effective Board leadership structure for our Company and in the best interest of our stockholders at this time. This structure creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business, while fostering clear accountability, effective decision-making and alignment on corporate strategy and facilitating the flow of information from management to the Board of Directors. The Board believes our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and the accessories industry, and the most capable of effectively identifying and leading the discussion and execution of strategic priorities. To further strengthen our governance structure, the Lead Independent Director (1) serves as the chairman of executive sessions of independent directors; (2) consults with our Chairman and Chief Executive Officer on matters to be addressed at Board meetings; (3) facilitates information flow and communication among the directors; (4) receives communications from stockholders seeking to communicate with our directors; and (5) performs such other duties as may be specified by the Board. In addition, our independent directors regularly meet in executive session without members of management, including Mr. McGeachy, present. Notwithstanding the foregoing, the Board recognizes that, depending on the circumstances, other leadership structures, such as a separate independent Chairman, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Risk Oversight.  The Board oversees our Company’s processes to manage risk and has delegated the responsibility for reviewing and discussing our Company’s policies with respect to risk assessment and risk management to the Audit Committee. Management is responsible for the development, implementation, and maintenance of our risk management processes and provides periodic reports to the Audit Committee on its assessment of strategic, operational, financial, competitive, reputational, and legal risks to our Company. The Audit Committee periodically reports on risk management to the full Board.

Board Meetings and Attendance.  Our Board of Directors held five regular meetings and two special meetings during the 2010 fiscal year. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Although we do not have a policy that requires Board members to attend the annual meeting of stockholders, all of our directors attended last year’s annual meeting.

Committees.  The Board maintains the committees listed below to assist it in discharging its oversight responsibilities. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance principles, and a copy of each charter can be found on our website at www.tandybrands.com.

Audit Committee.  James F. Gaertner, Ph.D., C.P.A., George C. Lake, W. Grady Rosier, and William D. Summitt currently serve on our Audit Committee, with Dr. Gaertner serving as the Chairperson. The Audit Committee held eleven meetings during the 2010 fiscal year. The primary purpose of our Audit Committee is to represent and assist the Board in discharging its oversight responsibility relating to:

•	our accounting, reporting, and financial practices, including the integrity of our financial statements and the audits of our financial statements;

•	the surveillance of administration and financial controls and our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence; and

•	the performance of our internal audit function.

Our Board of Directors has determined each member of the Audit Committee is “independent,” as independence is defined for audit committee members in NASDAQ’s current listing standards, meets the applicable standards for financial literacy, and that Dr. Gaertner is an “audit committee financial expert,” as defined by the SEC.

Nominations and Corporate Governance Committee.  Our Nominations and Corporate Governance Committee is currently comprised of James F. Gaertner, Ph.D., C.P.A., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings and William D. Summitt, each of whom is “independent,” as such term for nominations committee members is defined in NASDAQ’s current listing standards. Ms. Nicholas serves as the Chairperson of the committee. The Nominations and Corporate Governance Committee met two times during the 2010 fiscal year.

The primary purposes of our Nominations and Corporate Governance Committee are to:

•	make recommendations to the Board concerning the size and composition of the Board of Directors and its committees;

•	identify individuals qualified to become members of the Board of Directors and recommend that the Board select director nominees from among such qualified individuals;

•	periodically review Board procedures and performance; and

•	oversee, review and make periodic recommendations to the Board concerning our corporate governance policies.

Our Nominations and Corporate Governance Committee reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Nominations and Corporate Governance Committee initiates a search. As a part of the search process, the Nominations and Corporate Governance Committee may consult with other directors and members of management, and may retain a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Nominations and Corporate Governance Committee reviews the candidate’s expertise, experiences, skills, and characteristics. The Nominations and Corporate Governance Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would satisfy NASDAQ’s and the SEC’s independence requirements. With respect to the expertise, experiences, skills, or characteristics necessary to serve on the Board, the Nominations and Corporate Governance Committee will only consider candidates who demonstrate the highest personal and professional integrity; have demonstrated exceptional ability and judgment; and will be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our stockholders. Other considerations include whether the candidate:

•	has served on any other boards of publicly traded companies;

•	is an active or recently retired chief executive, chief financial or chief operating officer;

•	has retail, wholesale or foreign sourcing experience;

•	has experience in corporate governance matters of publicly traded companies;

•	would be compatible with the other members of the Board;

•	has a level of familiarity with our Company and our industry; and

•	has a genuine interest in serving on the Board.

While neither our Board nor our Nominations and Corporate Governance Committee has a formal diversity policy, pursuant to its charter, the Nominations and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including, among other factors, diversity. This consideration may include diversity of experience, functional expertise, and industry knowledge.

Potential candidates are interviewed by our Chief Executive Officer and members of the Nominations and Corporate Governance Committee as desired and as schedules permit. The Nominations and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominations and Corporate Governance Committee, in its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Nominations and Corporate Governance Committee unanimously recommended to the Board that each of James F. Gaertner, Ph.D., C.P.A., Roger R. Hemminghaus, George C. Lake, N. Roderick McGeachy, III, Colombe M. Nicholas, W. Grady Rosier, Gene Stallings, and William D. Summitt be nominated for re-election as directors at this year’s annual meeting of stockholders. The Board has nominated each of these individuals to the Board of Directors and unanimously recommends you vote FOR their re-election. For a discussion of the specific experience and qualifications of our directors, each of whom is nominated for re-election, see “Proposal One: Election of Directors — Biographical and Other Information Regarding Our Nominees for Re-Election to our Board of Directors.”

The Nominations and Corporate Governance Committee will consider nominations from our stockholders. If a stockholder wishes to nominate anyone for the Board of Directors, our certificate of incorporation requires that the stockholder submit notice of the nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we give notice of the date of such meeting. The stockholder’s notice must contain the following information:

•	the name of the nominee;

•	the nominee’s business and residence addresses;

•	the nominee’s principal occupation;

•	the name and address of the nominee’s employer or business if self-employed;

•	the number of shares of our common stock beneficially owned by the nominee, if any; and

•	the number of shares of our common stock beneficially owned by the nominating stockholder.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the Nominations and Corporate Governance Committee for its review and consideration.

Compensation Committee.  Roger R. Hemminghaus, Colombe M. Nicholas, and Gene Stallings currently serve on our Compensation Committee, with Mr. Hemminghaus serving as the Chairperson. The Compensation

Committee held five meetings during the 2010 fiscal year. Each member of the Compensation Committee is “independent,” as such term for compensation committee members is defined in NASDAQ’s current listing standards. The Compensation Committee develops our compensation philosophy and objectives as a whole and reviews all compensation decisions related to our executive officers and non-employee directors.

One of the Compensation Committee’s primary responsibilities is to evaluate the performance of our Chief Executive Officer and other executive officers and to recommend the appropriate level of compensation. Although the Compensation Committee has authority to approve compensation for the Company’s executive officers (other than the Chief Executive Officer), the Compensation Committee traditionally recommends compensation for such executive officers to the full Board for approval. Other responsibilities of the Compensation Committee include, without limitation:

•	reviewing, revising and approving an appropriate peer group to facilitate benchmarking comparisons;

•	reviewing and approving annually our goals and objectives relevant to the compensation to be paid to our executive officers;

•	reviewing and approving annually the individual elements of targeted compensation for our executive officers, including base salary, target performance bonus and equity awards, and recommending such determinations to the Board of Directors for approval;

•	evaluating annually our performance in light of the performance metrics chosen with respect to the compensation payable to our executive officers and determining the actual amount of incentive compensation to be paid to them based on this evaluation and other relevant information;

•	reviewing with management matters relating to compensation;

•	reviewing, approving and making recommendations to the Board of Directors regarding employment agreements, change of control or severance arrangements and any special supplemental benefits or perquisites applicable to our executive officers; and

•	reviewing director compensation levels and practices, and recommending changes, if any, in such compensation levels and practices to the Board.

The Compensation Committee works with our executive officers with respect to the practical aspects of the design and execution of our executive compensation programs. In addition, and as part of the annual budget process, our Chief Executive Officer makes recommendations concerning proposed compensation elements for our other executive officers, including equity and non-equity incentive targets and the formulas used to determine the amounts of cash and/or equity-based incentive compensation to be awarded. Our Chief Executive Officer and other members of management also evaluate comparative data for our industry and market peers to compare proposed compensation against such peer companies and provide such information to the Compensation Committee. Following the Chief Executive Officer’s recommendations regarding our other executive officers, the Compensation Committee engages in one or more discussion sessions with and without executive management to make a final compensation determination, including compensation for our executive officers. Under specified circumstances, the Committee may delegate to our Chief Executive Officer the authority to grant incentive awards to our employees who are not directors or executive officers. In addition, the Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.

Pursuant to its charter, the Compensation Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party compensation consultants. The Compensation Committee did not retain a third-party compensation consultant in fiscal 2010.

Code of Ethics.  We are committed to conducting business in a lawful and ethical manner. To that end, we have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers and other employees of our Company and our subsidiaries. A copy of the Code is available on our website at www.tandybrands.com. The Code is designed to:

•	provide guidance in addressing potentially troublesome situations involving our Company and our subsidiaries;

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us.

We intend to disclose any amendments to, or waivers of, the Code that are required to be disclosed by the rules of the SEC and NASDAQ on our website at www.tandybrands.com within the time required following the date of the amendment or waiver.

Communicating with Directors.  Stockholders seeking to communicate with any individual member or group of our Board of Directors may send correspondence to Tandy Brands Accessories, Inc. Board of Directors, c/o Assistant Secretary, 3631 West Davis Street, Suite A, Dallas, Texas 75211, or via email to board@tandybrands.com. Communications directed to Board members will be sent to our Assistant Secretary, who will forward communications to our Lead Independent Director. Our Lead Independent Director will then forward the communications to the appropriate Board member(s).

Stock Ownership Guidelines.  Our Board of Directors has adopted stock ownership guidelines for non-employee directors because the Board believes stock ownership by non-employee directors helps align the interests of our Board with the interests of our stockholders and motivates the Board to build long-term stockholder value. Although the Company has had stock ownership guidelines for non-employee directors in place since 2005, the following stock ownership requirements became effective June 29, 2010:

•	By the 2010 annual meeting of stockholders, each non-employee director that is a member of our Board as of June 29, 2010 is required to hold shares of our common stock with an aggregate value equal to $75,000.

•	By the 2011 annual meeting of stockholders, each non-employee director that is a member of the Board as of June 29, 2010 is required to hold shares of our common stock with an aggregate value equal to two times the annual retainer for non-employee directors.

•	Directors elected to the Board after June 29, 2010 have five years from the date of election to comply with the forgoing stock ownership guideline.

Policy for Stockholder Rights Plans.  Pursuant to the stockholder rights plan policy adopted by our Board of Directors, our Board will not adopt a stockholder rights plan (i.e., a plan providing for the distribution of securities to our stockholders to deter non-negotiated takeovers by conferring certain rights on stockholders upon the occurrence of a “triggering event,” such as an unsolicited tender offer or third party acquisition of a specified percentage of stock) unless (1) our stockholders have approved the adoption of the stockholder rights plan in advance; or (2) a majority of our independent directors, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the stockholders under the circumstances to adopt a stockholder rights plan without the delay in adoption that would result from seeking advance stockholder approval. If our Board adopts a stockholder rights plan without prior stockholder approval, the stockholder rights plan will be submitted to our stockholders for approval within twelve months following its adoption.

Review, Approval or Ratification of Transactions with Related Persons.  We have established a written policy regarding commercial transactions with related parties. This policy assists us in identifying, reviewing, monitoring and, as necessary, approving transactions with related parties. The policy requires that any transaction, or series of transactions, with related parties, in excess of $75,000, in which the related party has, had or will have a direct or indirect interest, be presented to our Audit Committee for approval. We have established a threshold which is lower than that required by SEC rules to ensure all material potential related party transactions are identified.

Our related party transaction policy covers transactions between our Company and any (1) current director, officer, or nominee to become a director, or any person who held such a position during the prior fiscal year; (2) any person who we know to be the beneficial owner of more than 5% of our common stock; (3) any immediate family member of the foregoing; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a partner or principal, or in which such person has a 10% or greater beneficial ownership interest. The policy does not apply to employment relationships with our Company where the related compensation is reported pursuant to applicable SEC rules or to transactions where all stockholders receive the same proportional benefits.

In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account all relevant facts and circumstances, including:

•	the benefits to our Company;

•	the impact on the independence of a member of our Board of Directors;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction, including whether the terms are no less favorable than those generally available to unaffiliated third-parties in similar circumstances; and

•	the terms available to unrelated third parties or to employees generally.

Certain Employment and Consulting Relationships.

We have employed Clay Jenkins, the son of J.S.B. Jenkins, our former Chairman, President and Chief Executive Officer and our largest individual stockholder, in various capacities since December 1999, most recently as an Account Executive. For fiscal 2010 and 2009, we paid Clay Jenkins an aggregate base salary and bonus of $167,890 and $203,752, respectively, for his services. For fiscal 2011, Clay Jenkins’ base salary is $143,757 and he is eligible to receive a bonus. We believe Clay Jenkins’ employment is in the best interest of our Company.

We employed Jeff Karwich, the son-in-law of David Lawhon, our former Vice President of Operations, in various capacities from September 1994 through May 2010, most recently as our Director-Product Execution. For fiscal 2009, we paid Mr. Karwich an aggregate base salary and bonus of $153,288 for his services. Because Mr. Lawhon retired from the Company effective June 30, 2009, Mr. Karwich’s employment in fiscal 2010 was not a related party transaction.

Because he holds valuable knowledge, experience and relationships with respect to the Company and the Company’s customers, industry and business, effective as of May 8, 2009, we entered into a Consulting Agreement with J.S.B. Jenkins, our former Chairman, President and Chief Executive Officer and our largest individual stockholder, pursuant to which he provides consulting services to us. The Consulting Agreement requires us to pay Mr. Jenkins an amount equal to $400,000 per year for each year during the term of the Agreement (July 1, 2009 through June 30, 2012). The agreement also provides that, during the term of the agreement, Mr. Jenkins will not compete, carry on or engage in a business similar to our business, solicit or accept business from any of our customers, and/or solicit or encourage any of our employees to leave the employ of our Company. Mr. Jenkins also agreed to waive and release any and all claims that he may have had against us and agreed to standard terms, including, without limitation, confidentiality, non-disparagement and indemnification provisions.

Director Compensation

Mr. McGeachy is the only director who is also an employee of our Company. He does not receive any additional compensation for serving as a director or as Chairman of the Board. The compensation for our non-employee directors is made up of the components described below.

Annual Retainer and Meeting Fees.  For the fiscal year ended June 30, 2010, our non-employee directors received an annual retainer fee of $25,000 and our Lead Independent Director received an annual retainer fee of $50,000. In addition, the chairperson of our Audit Committee received an annual retainer fee of $7,500 and the chairpersons of our other Board committees received an annual retainer fee of $5,000. Our non-employee directors also received a fee of $1,500 for each Board meeting and each committee meeting they attended, other than Audit Committee meetings, for which the fee was $2,000 per meeting. Telephonic Board and committee meetings were compensated at a rate of $750 per meeting. Given our Company’s size and market standing and to enhance our ability to attract and retain qualified Board members, our Board of Directors recently approved a new fee structure. Under the new compensation structure, directors will not receive fees for attending Board and committee meetings. Instead, each non-employee director will receive an annual retainer fee of $50,000, the Lead Independent Director will receive an additional $10,000 annual retainer and the chairpersons of the Audit and Compensation Committees will receive an additional $7,500 annual retainer.

Incentive Awards.  The Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the “Omnibus Plan”) provides for the issuance of incentive stock options, nonqualified stock options, performance units, stock appreciation rights, and restricted stock. Under the Omnibus Plan, when a non-employee director is first elected or appointed to the Board, he or she is granted 4,060 shares of restricted stock, or, if the Board so elects, an alternative form of award (other than an incentive stock option) with a value substantially equivalent to the value of such restricted stock. The Omnibus Plan also provides that on or about the beginning of each fiscal year, each continuing non-employee director will receive an award of 3,000 shares of restricted stock and any non-employee Chairman (if the non-employee Chairman was previously elected to the Board and continues to serve as a director) will receive an award of 4,200 shares of restricted stock. If the Board so elects, an alternative form of award (other than an incentive stock option), with a value substantially equivalent to the value of the restricted stock award, may be granted. In addition to the foregoing, for fiscal 2011, the Board approved a one-time grant of 2,556 shares of restricted stock to each non-employee director.

Stock Deferral Plan.  Our non-employee directors may elect in writing to defer receipt of all of their annual and committee chair retainer fees and meeting fees under our 1995 Stock Deferral Plan for Non-Employee Directors. All amounts deferred are credited to an account we maintain in phantom stock units which are equivalent in value to shares of our common stock, based on the average daily closing price of our common stock during the quarter in which the cash amount would otherwise have been paid.

All phantom stock units are fully vested and cannot be forfeited. Shares of stock equal to the number of phantom stock units are payable in a single distribution at the time specified in the applicable deferral election, so long as that time is not earlier than twelve months following the establishment of a particular phantom stock unit. We have the option to pay the cash value of the shares underlying the phantom stock units in lieu of issuing such shares. Phantom stock units for any declared cash dividends that would be payable on a number of shares of our common stock equal to the phantom stock units in a participating director’s account are credited to the account based on the closing price of our common stock on the dividend record date. Phantom stock units will also be adjusted for stock dividends or other capital adjustments. In the event we experience a change of control, all phantom stock units will become immediately payable.

We are authorized to issue up to 50,000 shares of our common stock under our stock deferral plan, of which 28,375 shares are still available for issuance.

Other Benefits.  We reimburse our directors for travel, lodging and related expenses they incur in attending Board and committee meetings, and we provide each director with directors’ and officers’ insurance and travel accident insurance.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR ENDED JUNE 30, 2010

The following table sets forth the total compensation paid to our non-employee directors for services rendered in all capacities to our Company during the fiscal year ended June 30, 2010.

		Stock
	Fees Earned or	Awards
	Paid in Cash	(Restricted Stock)	Total
Name	($)	($)(1)	($)

James F. Gaertner, Ph.D., C.P.A.	$56,000	$7,253	$63,253
Roger R. Hemminghaus	$49,000	$7,253	$56,253
George C. Lake	$47,750	$7,253	$55,003
Colombe M. Nicholas	$46,500	$7,253	$53,753
W. Grady Rosier	$72,500 (2)	$7,253	$79,753
Gene Stallings	$40,750	$7,253	$48,003
William D. Summitt	$48,500	$7,253	$55,753

(1)	The amounts shown represent the grant date fair value of the restricted stock award granted to each non-employee director under the Omnibus Plan on July 1, 2009 (prior to any assumed forfeitures relating to service-

based vesting conditions, where applicable), in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in calculating these amounts are described in Note 10 of the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

The following table sets forth the number of shares underlying outstanding restricted stock awards and stock options held by each non-employee director as of June 30, 2010. The exercise prices for such outstanding stock options range from $6.09 to $15.60.

	Number Outstanding at June 30, 2010
Name	Shares of Restricted Stock	Stock Options

James F. Gaertner, Ph.D., C.P.A.	6,400	27,368
Roger R. Hemminghaus	6,000	15,300
George C. Lake	6,000	7,300
Colombe M. Nicholas	6,000	16,800
W. Grady Rosier	6,000	5,500
Gene Stallings	6,000	17,050
William D. Summitt	6,353	0

(2)	Includes fees for attendance at certain Audit Committee meetings prior to Mr. Rosier becoming a member of such committee ($2,250).

PROPOSAL TWO: RATIFICATION OF APPPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP as our independent auditor for fiscal 2011, and the Board of Directors is asking stockholders to ratify this selection. Although current laws, rules and regulations, as well as the charter of the Audit Committee, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent auditor to be a significant matter of stockholder concern and an opportunity for our stockholders to provide direct feedback to the Board on an important issue of corporate governance. If our stockholders do not ratify the appointment, the Audit Committee will consider whether it should select a different firm, however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and they will have an opportunity to make a statement if they desire to do so.

Vote Required for Approval.  In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the meeting and entitled to vote.

Background.  Ernst & Young LLP is an internationally recognized registered public accounting firm and has been our independent auditor since 1992. In addition to retaining Ernst & Young LLP to audit our financial statements, we engage the firm to review our quarterly filings with the SEC and, from time to time, to perform other services.

The following table sets forth the fees billed for professional services performed by Ernst & Young LLP for the fiscal years ended June 30, 2010 and 2009.

	Fiscal Year	Fiscal Year
	Ended	Ended
	June 30,	June 30,
	2010	2009

Audit Fees(1)	$613,026	$388,942
Audit-Related Fees	$0	$10,500	(2)
Tax Fees	$0	$10,860	(3)

(1)	Annual audit of consolidated financial statements and review of consolidated financial statements included in our quarterly reports on Form 10-Q. The increase in fees for fiscal 2010 is partially attributable to additional controls testing in anticipation of Ernst & Young’s attestation report regarding internal control over financial reporting, which, pursuant to Section 989G of the Dodd-Frank Wall Street Reform and Consumer Protection Act, was ultimately not required.

(2)	Acquisition transaction advisory services.

(3)	Tax compliance and consulting services.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services to be performed by our independent auditor (the “Policy”). The Policy provides that our independent auditor may not perform any audit, audit-related, tax or other services for our Company, unless: (1) the service has been pre-approved by the Audit Committee; or (2) we engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Policy. As provided in the Policy, the Audit Committee has granted general pre-approval of certain services to be performed by the independent auditor subject to maximum fee levels for each category of service. The Audit Committee amends and/or supplements these service categories on a periodic basis and establishes the appropriate fee level annually.

The Audit Committee has authorized the Audit Committee Chairman or any of its other members to pre-approve audit and permissible non-audit services that are consistent with the SEC’s rules on auditor independence up to $25,000 per engagement. The full Audit Committee must approve engagements that exceed $25,000. The Audit Committee members report any pre-approval decisions under these procedures to the full Audit Committee at its next regularly scheduled meeting.

All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee are submitted to our Chief Financial Officer and must include a detailed description of the services to be rendered. Our Chief Financial Officer determines whether such services are included within the list of services that have received the Audit Committee’s general pre-approval. The Audit Committee is informed on a timely basis of any such services rendered by the independent auditor.

At each Audit Committee meeting, the Company’s independent auditor and management provide the Audit Committee with a quarterly reconciliation of pre-approved audit fees versus audit fees that were actually incurred by category of pre-approved services. The Chief Financial Officer has discretion to pre-approve overruns of up to 10% of total fees pre-approved by the Audit Committee, excluding expenses, for one or more of the pre-approved service categories. Any new service or project requires pre-approval by the Audit Committee in accordance with the Policy. The Chief Financial Officer reports any pre-approval decisions under this procedure to the Audit Committee at its next scheduled meeting.

All services provided by and all fees paid to Ernst & Young LLP in fiscal 2010 were pre-approved by the Audit Committee in accordance with the Policy.

Recommendation of the Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2011. To vote on this proposal, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, or vote by telephone or by Internet as instructed on the proxy card, to ensure your vote is represented.

EXECUTIVE OFFICERS

Biographical Information Regarding Our Executive Officers

The following table lists the names and ages of our current executive officers and all positions they hold. Each of the listed officers has been elected by our Board of Directors and serves at the discretion of the Board.

Name	Age	Positions Held

N. Roderick McGeachy, III	42	Chairman of the Board, President and Chief Executive Officer
M.C. Mackey	57	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Robert J. McCarten	53	Senior Vice President — National Sales
Hilda McDuff	49	Chief Merchandising Officer

Information regarding Mr. McGeachy’s business experience can be found under “Proposal One: Election of Directors — Biographical and Other Information Regarding Our Nominees for Re-Election to our Board of Directors.”

M.C. Mackey joined our Company in December 2007 as Chief Financial Officer, Treasurer and Assistant Secretary and was subsequently appointed Executive Vice President. Prior to joining us, Mr. Mackey served as a partner with a national financial executives consulting firm from August 2005 to November 2007 and as a consultant with PricewaterhouseCoopers LLP from October 2004 to May 2005. From 2001 to 2004, Mr. Mackey was the President and Chief Operating Officer of Park Pharmacy Corporation and, within that time period, also served as interim Chief Financial Officer. Prior to his service with Park Pharmacy, from 1992 to 2001, Mr. Mackey served in various capacities with the Williamson-Dickie Manufacturing Company, including the positions of Vice President, Chief Financial Officer, Secretary and Treasurer and as a member of its Board of Directors.

Robert J. McCarten has been with our Company since April 2003 and has served as Senior Vice President — National Sales since that time. Prior to joining our Company, Mr. McCarten was employed with Randa Accessories where he served as the New York account executive beginning in January 1990 and, during his tenure, was promoted to serve as Vice President and Regional Sales Manager until April 2003. Prior to his experience at Randa, Mr. McCarten was an account executive at Wembley Industries.

Hilda McDuff joined our Company in January 2009 as our Chief Merchandising Officer. From September 2007 to January 2009, Ms. McDuff served as the Vice President-Merchandising and Planning, for Harold’s Stores, Inc. Prior to joining Harold’s Stores, Ms. McDuff was the Vice President of Customer Management for Hanesbrands, Inc. from May 2001 to August 2007 and was the Director of National Accounts for Sara Lee Hosiery from May 1997 to April 2001. In addition, Ms. McDuff was a Key Account Manager for Eileen West and Lanz Sleepwear from January 1993 to April 1997.

There are no family relationships between any of our directors and executive officers.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED JUNE 30, 2010

The following table summarizes the compensation earned by our chief executive officer and each of our other two most highly compensated executive officers (collectively, our “named executive officers”) for fiscal 2010.(1)

						Non-Equity
				Stock Awards		Incentive Plan
				(Performance		Compensation
Name and Principal			Bonus	Unit	Option	(Performance-	All Other
Position	Year	Salary	(Other)	Awards)(2)	Awards(2)	Based Bonus)	Compensation(3)	Total

N. Roderick McGeachy, III(4)	2010	$330,002	$0	$150,000	$0	$186,001	$28,845	$694,848
Chairman of the Board, President and Chief Executive Officer	2009	$225,001	$210,000 (5)	$150,000	$49,800	$326,633	$206,137	$1,167,571
M. C. Mackey	2010	$216,002	$0	$100,000	$0	$81,164	$21,763	$418,929
Executive Vice President and Chief Financial Officer	2009	$207,274	$0	$100,000	$0	$156,784	$19,563	$483,621
Robert J. McCarten	2010	$214,821	$0	$100,000	$0	$80,721	$15,287	$410,829
Senior Vice President — National Sales

(1)	Certain amounts have been reclassified in the fiscal 2009 disclosures to conform to the fiscal 2010 presentation.

(2)	The amounts shown represent the grant date fair value of stock options and performance units granted under the Omnibus Plan in the fiscal years indicated (prior to any assumed forfeitures relating to service-based vesting conditions, where applicable), in accordance with FASB ASC Topic 718. Amounts for 2009 have been recomputed using such methodology in accordance with SEC rules. Assumptions used in calculating the option award amounts are described in Note 9 of the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The amounts shown for performance units are based on the probable outcome of applicable performance conditions at the date of grant in accordance with FASB ASC Topic 718. The grant date fair value of such performance units based on the achievement of maximum performance conditions in accordance with FASB ASC Topic 718 would be as follows:

		Performance Unit
		Awards at Maximum
Name	Year	Performance Levels

N. Roderick McGeachy, III	2010	$300,000
	2009	$300,000
M. C. Mackey	2010	$200,000
	2009	$200,000
Robert J. McCarten	2010	$200,000

(3)	Items comprising all other compensation for fiscal 2010 are described and quantified in the All Other Compensation Table below.

(4)	Mr. McGeachy joined our Company as President and Chief Executive Officer in October 2008. Mr. McGeachy does not receive any compensation for serving as a director or as Chairman of the Board.

(5)	The amount shown includes a one-time sign on bonus of $210,000 in consideration of the benefits foregone as a result of his leaving his former employer.

The following table provides detail regarding each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2010.

All Other Compensation Table

		Company		Perquisites and
		Contributions to	Insurance	Other Personal
Name	Year	401(k) Plan	Premiums(1)	Benefits		Total

N. Roderick McGeachy, III	2010	$3,438	$2,700	$22,707	(2)	$28,845
M. C. Mackey	2010	$9,375	$3,388	$9,000	(3)	$21,763
Robert J. McCarten	2010	$8,717	$1,170	$5,400	(3)	$15,287

(1)	Represents premiums paid for life, accidental death and dismemberment and disability insurance.

(2)	Includes tax gross up payments of $22,257 relating to relocation expenses and travel club fees of $450.

(3)	Represents the taxable income value of automobile allowances.

Philosophy and Elements of Our Compensation Program

Overall Philosophy.  The overriding philosophy employed by the Compensation Committee is to align total executive compensation with the Company’s business strategies in an effort to drive overall organizational success and stockholder value. Towards that end, the Compensation Committee works with the Company to design compensation programs that are designed to, among other things:

•	attract and retain highly qualified executives;

•	motivate our executives to accomplish the Company’s objectives;

•	align our executives’ interests with those of our stockholders in a manner that minimizes risk to the organization.

To achieve these goals, we use a combination of base salary, short-term performance-based bonuses and long-term incentive compensation that may be weighted to establish the correct mix of overall compensation.

We evaluate our executives’ compensation on an annual basis and make changes accordingly. In addition to reviewing our executives’ compensation in relation to comparable industry competitors and other companies in our market, we also take into account current economic conditions and financial projections. As a general matter, we try to target our executive pay at the 50th percentile of companies that we believe are in comparable positions and with which we believe we principally compete for executive talent.

Base Salary.  To attract and retain executive officers, we pay our executive officers a base salary at a level we believe is competitive with the companies with which we compete. The executive’s base salary is the only guaranteed component of annual cash compensation. In setting these salaries, the Compensation Committee considers the scope of the executive’s responsibilities, unique skill sets and experience, individual contributions and performance, ability to meet key objectives, market conditions, current compensation compared to peer and competitor companies, and the specific actions and strategic activities of each executive officer.

Performance-Based Bonus Plan.  Our management incentive bonus plan is intended to reward behavior and results that assist the Company in meeting our business and financial goals. For fiscal 2010, the Board of Directors, on the recommendation of the Compensation Committee, adopted a management incentive bonus plan for our officers and senior management, including our named executive officers, which, in the judgment of the Compensation Committee and the Board of Directors, would facilitate our overall growth and performance and would compensate our management for performance results achieved. Under the management incentive plan, target bonus opportunities are expressed as a percentage of base salary, with threshold, target and maximum payout opportunities expressed as a percentage of the target award. No cash bonuses would be paid if we did not achieve at least the threshold performance levels. Mr. McGeachy’s annual incentive bonus was set at a target amount of 75% of base salary and the target bonus for our other executive officers was set at 50% of base salary.

Actual bonus amounts, if any, would vary depending on our performance against the targets established by the Board of Directors. If we achieved (1) the threshold level, a participant in the management incentive plan would be eligible for 50% of the target bonus; (2) the target level, a participant would be eligible for 100% of the target bonus; and (3) the maximum level, a participant would be eligible for 200% of the target bonus. Under the management incentive plan, the bonus paid to an individual could be varied up to 20% higher or lower based on a subjective assessment of the individual’s performance and contribution to achieving our performance goals.

The Compensation Committee considered various performance measures for the management incentive plan. The payout opportunities under the fiscal 2010 management incentive plan were based 25% on total Company net revenue and 75% on total Company profit before taxes. The performance levels adopted for the management incentive plan were, in the judgment of the Compensation Committee and the Board, set at levels that would facilitate our overall growth and performance. Under the management incentive plan, the Board retains the discretion to exclude certain one-time, non-operating items that may occur in the performance period from the bonus calculation. For fiscal 2010, the Board approved the exclusion of certain charges associated with the restructuring of our distribution operations in Yoakum, Texas.

Pursuant to our previous employment agreement with Mr. McGeachy, his annual bonus for fiscal 2009 was guaranteed at 55% of his base salary and at 35% of his base salary for fiscal 2010. In addition, Mr. McGeachy’s employment agreement provided for a one-time sign-on bonus of $210,000 in consideration of the benefits foregone as a result of his leaving his former employer, which bonus was paid in fiscal 2009.

Long-Term Incentive Compensation.  We view the long-term incentive component of our total compensation program as both a retention tool and a mechanism to incentivize our executives. We use a combination of equity and cash for our long-term incentive program.

The primary component of our long-term incentive program is the performance unit. Under our long-term incentive program, the performance units are expressed as a dollar amount, with threshold, target and maximum payout opportunities expressed as a percentage of the target award. Each performance unit has a $1.00 assigned value. Actual payouts may range anywhere between the threshold and maximum percentages. No payouts occur under the performance units unless we achieve the minimum threshold performance. For the fiscal 2010 long-term incentive program, our Board of Directors approved the following payout opportunities for achieving threshold, target and maximum performance:

	Threshold		Maximum
Executive Officer	(as a % of Target)	Target Award	(as a % of Target)

Chief Executive Officer	50%	$150,000	200%
Other Executive Officers	50%	$100,000	200%

The performance period covered by the fiscal 2010 performance units includes the three-year period beginning July 1, 2009 and ending June 30, 2012.

To support our focus on creating long-term stockholder value, the financial metric approved by the Board to determine whether target performance has been achieved is our basic earnings per share, excluding the effects of changes in accounting principles, extraordinary items, and recognized capital gains and losses, as an average over the performance period. Assuming continued employment, if, at the end of the performance period, at least the threshold performance level has been achieved, the fiscal 2010 performance units vest and, to the extent earned, will be distributed 50% in cash and 50% in shares of our common stock, with the number of shares distributed based on the fair market value of our common stock on the date the performance unit award is granted. The Board may, in its discretion, adjust the operating results to exclude one-time, non-operating items that may occur during the performance period from the computation of basic earnings per share.

Perquisites.  We generally offer a very limited range of perquisites, which include automobile allowances and travel club fees, absent special circumstances.

Retirement Plans.  Our named executive officers participate in our 401(k) plan, which we refer to as the “Employees Investment Plan” in the same manner as our other employees. Our plan is open to substantially all of our full-time employees. Eligible employees may contribute up to 35% of their annual compensation, subject to Internal Revenue Service limits, to a 401(k) plan on a pre-tax basis or a Roth 401(k) plan on an after-tax basis. In accordance with the Safe Harbor 401(k) plan, and upon completion of one year of service, we match 100% of employee contributions up to 3% of compensation and 50% of employee contributions between 3% and 5% of compensation. The Employees Investment Plan allows participants to direct the investment of both employee and matching employer contributions from a variety of investment alternatives, one of which is our common stock.

Terminated Employee Benefit Plans.  We previously offered a supplemental retirement plan, which we referred to as the “Benefit Restoration Plan.” The Benefit Restoration Plan was a multi-fund nonqualified deferred compensation plan, the purpose of which was to restore retirement benefits on behalf of a small group of our management and highly compensated employees who were eligible to make contributions to our Employees Investment Plan. The only two participants in the Benefit Restoration Plan retired effective June 30, 2009 and the remaining benefits to those participants were paid in January 2010. The Benefit Restoration Plan was terminated in February 2010.

Our named executive officers have previously participated in our Stock Purchase Program which provided our employees an incentivized opportunity for personal investments in our common stock. We suspended the Stock Purchase Program as of October 2008 and we terminated the Stock Purchase Program in February 2010.

Employment, Severance and Change of Control Agreements.  Effective October 1, 2008, we entered into an employment agreement with N. Roderick McGeachy, III pursuant to which we engaged Mr. McGeachy as our President and Chief Executive Officer. The employment agreement set forth Mr. McGeachy’s compensation and contained standard terms, including confidentiality and non-competition provisions. Under the employment agreement, if Mr. McGeachy was terminated without cause (as defined in the employment agreement) and other than due to disability, or if Mr. McGeachy terminated his employment with the Company for “good reason” (as defined in the employment agreement) prior to the second anniversary of his employment with the Company, he would have been entitled to a lump sum payment equal to his base salary for the greater of 12 months or the remainder of the initial two-year employment period and, pursuant to his stock option agreement, all unvested stock options would immediately vest and all restrictions on such awards would immediately lapse. The employment agreement provided for an annual base salary of $300,000 for fiscal 2009, which automatically increased to $330,000 on July 1, 2009. The employment agreement also provided that, under our management incentive plan, Mr. McGeachy would be eligible to receive a target performance bonus for fiscal 2009 and 2010 equal to 75% of his base salary, based on the overall criteria determined by the Board for the management incentive program, with a guaranteed minimum bonus of 55% and 35% of base salary for fiscal 2009 and 2010, respectively. Mr. McGeachy also received relocation assistance and was entitled to participate in the Company’s standard benefits and insurance programs. As part of his employment agreement, Mr. McGeachy received a sign-on bonus of $210,000 and a stock option to purchase 30,000 shares of our common stock, which vests in one-third increments on each anniversary of the date of grant and expires on October 1, 2018.

In April 2010, the Board, on the recommendation of the Compensation Committee and with the agreement of Mr. McGeachy, terminated Mr. McGeachy’s employment agreement and replaced certain aspects of the employment agreement with two separate agreements. The first agreement is a severance agreement, which generally provides that, if Mr. McGeachy’s employment is terminated without “cause” (as defined in the severance agreement), he will be entitled to certain benefits. These benefits include:

•	payment of his annual bonus for the fiscal year, pro-rated to the termination date, at the actual level of performance for the year of termination;

•	payment of his base compensation for a period of twenty-four months from the effective date of termination;

•	payment of an amount equal to two times his target annual bonus for the fiscal year in which the termination occurs;

•	vesting of performance units as if he had experienced a termination of service due to retirement;

•	outplacement assistance benefits up to a maximum of $15,000;

•	continued coverage (for Mr. McGeachy and his qualified beneficiaries) under the Company’s group health plan for a period of twenty-four months (unless Mr. McGeachy is eligible to receive coverage under another employer-provided group health plan); and

•	continued coverage under the Company’s life insurance plans for a period of twenty-four months (unless Mr. McGeachy is eligible to receive coverage under another employer-provided life insurance plan).

The severance agreement contains certain restrictive covenants which, if Mr. McGeachy were to receive severance payments, prohibit him from soliciting Company employees during such severance period and prohibit him from competing with the Company for the one-year period following termination of employment. The receipt of any severance payments would be conditioned on the execution and receipt of a mutual release between the Company and Mr. McGeachy.

In addition, in April 2010 we entered into a separate change of control agreement with Mr. McGeachy. If a change of control occurs, the benefits provided for under the severance agreement would be replaced by those in the change of control agreement. The term of the agreement provides for an initial term to June 30, 2011 and automatic one-year extensions following such date. The purpose of the change of control agreement is to ensure an orderly transition of leadership in the event of a change of control of the Company and to ensure Mr. McGeachy would not be influenced by his personal situation and would be able to be objective in evaluating any potential change of control transaction.

If, within two years after a change of control occurred, Mr. McGeachy’s employment was terminated, other than as a result of permanent disability or for cause, or he terminated his employment as a result of certain events, he would be entitled to certain benefits. These benefits would include: (1) Mr. McGeachy’s then current base salary through the termination date, any accrued vacation pay and his annual bonus for the then current fiscal year, pro-rated to his termination date, based on the actual level of performance; (2) a lump sum payment equal to two times the sum of his then current base salary plus his target annual bonus for the fiscal year in which his termination occurs; (3) all equity grants of the Company held by Mr. McGeachy would become immediately exercisable, all restrictions thereon would lapse and any equity securities would be fully vested; (4) for the two-year period following termination, Mr. McGeachy and his eligible dependents would continue to receive health care and life insurance coverage, as applicable, provided that such health care benefits will terminate if Mr. McGeachy becomes employed with another employer and is eligible to receive health care coverage under another employer-provided plan; and (5) up to $15,000 in outplacement assistance. The Company’s obligation to make any payments is conditioned on the receipt of a full release from Mr. McGeachy. All potential payments under the change of control agreement are subject to potential reduction if they would exceed 299% of Mr. McGeachy’s “base amount” (as that term is defined in Section 280G of the Internal Revenue Code).

We do not maintain any employment, severance or change of control agreements with any other executive officers.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2010

The following table sets forth certain information concerning outstanding stock options and stock awards, including unvested restricted stock and performance units, at fiscal year-end 2010 for each named executive officer, based on the closing price of our common stock of $3.60 on June 30, 2010.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
						Number of	Value of	Unearned	of Unearned
						Shares or	Shares or	Shares, Units	Shares, Units
						Units of	Units of	or Other	or Other
						Stock That	Stock That	Rights That	Rights That
						Have Not	Have Not	Have Not	Have Not
	Number of Securities					Vested	Vested	Vested	Vested
	Underlying Unexercised			Option	Option	(Restricted	(Restricted	(Performance	(Performance
	Options (#)			Exercise	Expiration	Stock)	Stock)	Units)	Units)
Name	Exercisable	Unexercisable		Price ($)	Date	(#)	($)	(#)(3)	($)(4)
N. Roderick McGeachy, III	10,000	20,000	(1)	$5.31	10/01/18	N/A	N/A	450,000	$617,921
M. C. Mackey	0	0		N/A	N/A	1,667 (2)	$6,001	300,000	$411,950
Robert J. McCarten	0	0		N/A	N/A	N/A	N/A	300,000	$411,950

(1)	Mr. McGeachy’s stock option to purchase 30,000 shares of our common stock was granted on October 1, 2008 and vests in one-third increments on each anniversary of the date of grant.

(2)	Mr. Mackey’s restricted stock award for 5,000 shares of our common stock was granted on December 10, 2007 and vests in one-third increments on each anniversary of the date of grant.

(3)	The amounts shown represent outstanding performance units, which vest at the end of the applicable three-year performance cycle and are payable 50% in cash and 50% in shares of our common stock. The number of shares issuable under such performance unit awards is based on the fair market value of our common stock on the date of grant. The table below sets forth the (a) vesting dates of outstanding performance unit awards; (b) the performance assumptions used to calculate the number of unvested performance units; (c) the grant date fair market value of our common stock on the date of grant; and (d) the number of shares of our common stock issuable upon vesting based on such performance assumptions. The amounts shown may not be indicative of the actual number of performance units that will vest at the end of the applicable performance cycle.

				Grant Date Fair	Number of Shares of
	Number of	Vesting	Performance	Market Value Per	Common
Name	Performance Units	Date	Assumption	Share	Stock Issuable

N. Roderick McGeachy, III	300,000	6/30/11	Maximum	$1.9201	78,121
	150,000	6/30/12	Target	$2.4175	31,024

	450,000				109,145

M. C. Mackey	200,000	6/30/11	Maximum	$1.9201	52,081
	100,000	6/30/12	Target	$2.4175	20,683

	300,000				72,764

Robert J. McCarten	200,000	6/30/11	Maximum	$1.9201	52,081
	100,000	6/30/12	Target	$2.4175	20,683

	300,000				72,764

(4)	The amounts shown represent the aggregate market value of the shares of our common stock issuable plus the cash payable upon vesting of outstanding performance units based on the performance assumptions set forth above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment, Severance and Change of Control Agreements

As discussed above, except for the severance and change of control agreements with Mr. McGeachy, we do not maintain any employment, severance or change of control agreements with any other executive officers. Information regarding potential payments upon termination or a change of control under these agreements can be found under “Executive Compensation — Philosophy and Elements of Our Compensation Program — Employment, Severance and Change of Control Agreements.”

Equity Benefit Plans

In addition to the severance and change of control agreements with Mr. McGeachy (and with respect to Mr. McGeachy, subject to the terms of such agreements), our Omnibus Plan and the agreements governing the awards outstanding thereunder as of June 30, 2010 generally provide the benefits described below in the event of an executive officer’s termination of employment with our Company under specified circumstances, including a change of control.

Restricted
	Stock Awards	Stock Options	Performance Units

Voluntary Termination	All unvested shares are forfeited	Stock options expire three months following termination or 10 years from the date of grant, whichever occurs first; no acceleration of vesting	Award is forfeited

For Cause Termination	All unvested shares are forfeited	Stock options expire immediately	Award is forfeited

Retirement	All unvested shares are forfeited	In our Company’s discretion, stock options become immediately exercisable for a period of 36 months from the date of retirement or 10 years from the date of grant, whichever occurs first	Award vests at end of performance cycle, prorated based on length of employment during performance cycle

Involuntary — Not for Cause Termination	All unvested shares are forfeited	Stock options expire three months following termination or 10 years from the date of grant, whichever occurs first; no acceleration of vesting	Award is forfeited

Death or Permanent Disability	All unvested shares are forfeited	Stock options become immediately exercisable for (1) in the case of death, a period of 12 months and, in the case of disability, a period of 36 months, or (2) 10 years from the date of grant, whichever occurs first	Award vests at end of performance cycle, prorated based on length of employment during performance cycle

Restricted
	Stock Awards	Stock Options	Performance Units

Change of Control	All restrictions automatically expire	Stock options become immediately exercisable for a period of 60 days following the date of the change of control	200% of the performance units granted vest immediately

A change of control generally includes, among other events, a merger or consolidation of our Company under specified circumstances; a transfer (other than a transfer by way of pledge) of all or substantially all of our assets; the approval by our stockholders of a plan for liquidation or dissolution of our Company; certain changes in the composition of our Board of Directors; the acquisition of beneficial ownership of 20% or more of the voting power of our Company under certain circumstances; and certain bankruptcy proceedings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Stock Ownership of Five Percent or Greater Stockholders

Unless otherwise indicated, the following table sets forth information as of August 31, 2010, with respect to the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our common stock. As of August 31, 2010, 6,971,618 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Ownership

Advisory Research, Inc. 180 North Stetson St. Suite 5500 Chicago, Illinois 60601	703,998	(2)	10.10%
Aegis Financial Corporation Scott L. Barbee 1100 North Glebe Road Suite 1040 Arlington, Virginia 22201	393,517	(3)	5.64%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	523,748	(4)	7.51%
J.S.B. Jenkins 5101 Forest Lake Ct. Arlington, Texas 76017	767,910	(5)	10.76%

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares; or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days.

(2)	Based on a Schedule 13G filed on February 12, 2010.

(3)	Based on a Schedule 13G filed on February 12, 2010.

(4)	Based on a Schedule 13G filed on February 8, 2010.

(5)	Includes 603,976 shares held of record and 163,934 shares subject to stock options exercisable within 60 days; but does not include 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest.

Stock Ownership of Our Directors and Executive Officers

Unless otherwise indicated, the following table sets forth information as of August 31, 2010, with respect to the shares of our common stock beneficially owned by each of our directors, our named executive officers, and our directors, named executive officers and other executive officers as a group. As of August 31, 2010, 6,971,618 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage of
Name of Beneficial Owner	Beneficially Owned(1)		Ownership

James F. Gaertner, Ph.D., C.P.A.	54,898	(2)	*
Roger R. Hemminghaus	72,048	(3)	1.03%
George C. Lake	25,656	(4)	*
Colombe M. Nicholas	34,101	(5)	*
W. Grady Rosier	90,499	(6)	1.30%
Gene Stallings	57,938	(7)	*
William D. Summitt	138,548	(8)	1.99%
N. Roderick McGeachy, III	39,078	(9)	*
M. C. Mackey	4,118		*
Robert J. McCarten	101		*
All directors, named executive officers and other executive officers as a group (11 persons)	521,064	(10)	7.33%

*	Represents less than 1%.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares; or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. Directors and officers have sole voting and investment power with respect to the shares shown unless otherwise indicated below.

(2)	Includes 27,530 shares held of record and 27,368 shares subject to stock options exercisable within 60 days.

(3)	Includes 30,801 shares held of record, 15,300 shares subject to stock options exercisable within 60 days and 25,947 shares attributable to ownership of phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors.

(4)	Includes 18,356 shares held of record and 7,300 shares subject to stock options exercisable within 60 days.

(5)	Includes 17,301 shares held of record and 16,800 shares subject to stock options exercisable within 60 days.

(6)	Includes 84,999 shares held of record and 5,500 shares subject to stock options exercisable within 60 days.

(7)	Includes 40,888 shares held of record and 17,050 shares subject to stock options exercisable within 60 days.

(8)	Includes 45,135 shares held of record, 4,979 shares held in Mr. Summitt’s wife’s IRA and 88,434 shares held by Golconda Capital Portfolio, L.P. Mr. Summitt is the Managing Member of Golconda Capital Management, LLC, the general partner of Golconda Capital Portfolio, L.P.

(9)	Includes 17,000 shares held of record, 20,000 shares subject to stock options exercisable within 60 days and approximately 2,078 shares held indirectly through our Employees Investment Plan.

(10)	Includes 381,435 shares held of record, 109,318 shares subject to stock options exercisable within 60 days, approximately 4,364 shares held indirectly through our Employees Investment Plan, and 25,947 shares attributable to phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file reports with the SEC. These persons must file initial reports of ownership on Form 3 as well as reports of changes in ownership of common stock and other equity securities of our Company on Forms 4 and 5. Executive officers, directors and greater than 10% stockholders are required by federal regulations to provide us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of reports made available to us and/or written representations that no other reports are required, to our knowledge, our executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2010, other than one late Form 4 filing by William D. Summitt relating to an open market purchase of shares; one late Form 4 filing by M.C. Mackey relating to the withholding of shares in connection with the vesting of restricted stock due to a delay in the delivery of transaction information from the Company; one late Form 4 filing by Robert J. McCarten relating to an open market sale of shares; and one late Form 4 filing by Hilda McDuff relating to three transactions involving open market purchases of shares.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for preparing the Company’s financial statements and the Company’s reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with representatives of the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee has discussed with representatives of the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the representatives of the independent auditor their independence from the Company and management. The Audit Committee also considers whether the independent auditor’s provision of non-audit services to the Company, if any, is compatible with the auditor’s independence.

The Audit Committee discussed with representatives of the Company’s independent auditor the overall scope and plans for the audit, including deliverables and timing. The Audit Committee meets with the representatives of the independent auditor, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting. During fiscal 2010, the Audit Committee also met with the Company’s internal auditor from time to time, with and without management present, to discuss the results and other aspects of the internal audit function. The Audit Committee held eleven meetings during fiscal 2010.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including in respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Company’s independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditor is in fact “independent.”

Based on the Company’s discussions with management, including those responsible for the Company’s internal audit function, and representatives of the Company’s independent auditor, and in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

JAMES F. GAERTNER, PH.D., C.P.A., CHAIRMAN
GEORGE C. LAKE
W. GRADY ROSIER
WILLIAM D. SUMMITT

C123456789 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 DQQQQM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on October 26, 2010. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by Internet • Log on to the Internet and go to www.investorvote.com/TBAC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. • • Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR the election of the nominees listed below as directors, FOR the proposal to ratify the appointment of the independent auditor, and otherwise at the discretion of the proxies. 1. To elect eight directors: For Withhold 01 — Dr. James F. Gaertner 04-Mr. N.Roderick McGeachy, III 07 — Mr. Gene Stallings 02 — Mr. Roger R. Hemminghaus 05 — Ms. Colombe M. Nicholas 08 — Mr. William D. Summitt For Withhold 03 — Mr. George C. Lake 06 — Mr. W. Grady Rosier For Withhold For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as independent auditor for f iscal 2011. 3. In their discretion upon such other matters as properly come before the meeting. Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. When shares are held by joint tenants, both should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT 1 U PX 10 14 2 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MRASAMPLEAND MRASAMPLEAND MRASAMPLEANDMRASAMPLEANDMRASAMPLEAND MRASAMPLEAND MRASAMPLEAND MRASAMPLEAND 018GJD

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at: http://proxy.tandybrands.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Tandy Brands Accessories, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned security holder of Tandy Brands Accessories, Inc., a Delaware corporation, hereby appoints W. Mike Baggett and M.C. Mackey, and each of them, with full power of substitution, to represent and to vote on behalf of the undersigned all securities which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on Tuesday, October 26, 2010, at 10:00 A.M., local time, at the Company’s Headquarters located at 3631 West Davis Street, Suite A, Dallas, Texas 75211, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such securities upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting. The securities represented by this Proxy will be voted as specified on the reverse side, but if no specification is made, the Proxies named on the reverse side intend to vote the securities at their discretion FOR the election of the nominees listed in the Proxy Statement for the Annual Meeting, FOR the proposal to ratify the appointment of the independent auditor, and otherwise at the discretion of the Proxies. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE